6

                                (ENGLISH VERSION)



AMENDMENT AGREEMENT ENTERED INTO BY AND BETWEEN, ON ONE PART, MR. FELIX GOMEZ GARCIA, ON HIS OWN BEHALF AND ON BEHALF OF MR. ZENON FLORES DAMIAN (HEREINAFTER, THE "TITLEHOLDERS"), AS WELL AS ON BEHALF OF MRS. ALBERTA ESTHELA GOMEZ GOMEZ, THE LATTER ON BEHALF OF MRS. ROMUALDA GOMEZ LOPEZ DE GOMEZ, IN ORDER THAT THE MARRIAGE CONSENT OF THE LATTER BE HEREIN GRANTED; AND, ON THE OTHER PART, INTERNATIONAL CAPRI RESOURCES, S.A. DE C.V. (HEREINAFTER "ICRM"), HEREBY REPRESENTED BY MR. JUAN EUGENIO PIZARRO-SUAREZ VERGARA-LOPE, IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND CLAUSES.

                                  DECLARATIONS

I.       Both parties, through their respective representatives, declare:

1. That on November 19, 1998, the TITLEHOLDERS entered into with the company named Polo y Ron Minerales, S.A. de C.V., Contracts of Mining Exploration and of Promise of Assignment of Rights (hereinafter the "CONTRACTS"), with respect to the rights deriving from the mining exploitation concession covering the lot "LOS COMPADRES", title 172622 (identified as the "LOT" in such CONTRACTS and in this document), which identification data are as follows:

         a) "LOS COMPADRES", mining exploitation concession, title 172622, issued on March 30, 1984, located in the Municipality of Tetipac, Guerrero, with a surface of 30.0003 hectares, recorded in the Public Registry of Mining, under number 262, page 66 of volume 231 of the General Book of Concessions.

         That the CONTRACTS cited in this declaration were recorded in the Public Registry of Mining on May 7, 1999, under number 127, volume 10 of the Book of Mining Acts, Contracts and Agreements kept by such Public Registry of Mining

2. That on December 11, 1998, Polo y Ron Minerales, S.A. de C.V. entered into with the company International Capri Resources, S.A. de C.V.
         (ICRM), a Contract of Assignment of all the rights and obligations deriving from the CONTRACTS in favor and under the responsibility of Polo y Ron Minerales, S.A. de C.V., having ICRM fully subrogated in the fulfillment of such obligations and in the enjoyment of such rights; therefore, for purposes of precision it is hereby clarified that, from the above cited assignment of rights, all references made in the CONTRACTS, to the BENEFICIARY, are understood as made to ICRM itself.

         That the Contract of Assignment of Rights referred to in this declaration, was recorded in the Public Registry of Mining on May 7, 1999, under number 143, volume 9 of the Book of Mining Acts, Contracts and Agreements kept by such Public Registry of Mining.

3. That as of the date of this Agreement, the TITLEHOLDERS and ICRM have complied with the obligations acquired by them under the CONTRACTS and they have no claims thereof, therefore, they mutually release themselves of all responsibilities derived from the fulfillment of the CONTRACTS as of this date, the TITLEHOLDERS stating that they have received, at their entire satisfaction, each and all of the payments referred to in subparagraphs a) through h) of section 4.2 of Clause Second of the CONTRACTS; and, Mr. Felix Gomez Garcia stating, as common representative of the TITLEHOLDERS, that following the execution of the CONTRACTS, he evidenced ICRM that he has been registered before the competent tax authorities under the regime of short taxpayer as an entrepreneur.

4. That based on the results of exploration works performed by ICRM as of this date, and as a result of the conversations between the TITLEHOLDERS and ICRM, both parties wish to enter into this Agreement, in order to: (i) extend the duration of the CONTRACTS; (ii) modify the schedule of payments referred to in section 4.2 of Clause Second of such CONTRACTS; and, (iii) adjust some other provisions contained in such CONTRACTS.

5. That the TITLEHOLDERS' representative as well as ICRM's representative, state that they have sufficient authority to enter into this Agreement, since the authority conferred to them is still in full force and effect and has not been revoked, limited or modified in any manner whatsoever.

Having made the above declarations, the parties agree on the following:

                                     CLAUSES

FIRST.            The parties agree to modify section 1. of Clause First of the
CONTRACTS, for it to be hereinafter drafted as follows:

         "1.      Term. The duration of this Contract of Exploration is for the term comprised between the date of execution and ratification before a Notary, of the CONTRACTS and March 31, 2000"

         For purposes of more clarity, the parties agree that the provisions stipulated by them under sections 1.1 and 1.2 of said Clause First, fully prevail.

SECOND.           The parties agree to modify section 1. of Clause Second of the
         CONTRACTS, in order for it to be hereinafter drafted as follows:

         "1.      Duration. The term within which the BENEFICIARY may exercise, at any time, the right to assign to the BENEFICIARY or its designee, the rights derived from the title of mining concession covering, or that in the future shall cover, the LOT, as well as the referred rights that the TITLEHOLDERS may have to access the LOT, shall be the term comprised between the date of execution and ratification before a Notary, of the CONTRACTS and March 31, 2000."

         For purposes of more clarity, the parties agree that the provisions stipulated by them under sections 1.1 and 1.2 of said Clause Second, fully prevail.

THIRD.            The parties agree to modify  subparagraphs  i), j), k), and l)
of section 4.2 of Clause Second of the CONTRACTS, for them to be hereinafter drafted as follows, and likewise, they have agreed to add a subparagraph m) to the above cited section 4.2, in order to be in the following terms:

         "4.2     Schedule of Payments.  The amounts referred to in section 4.
of the CONTRACTS, shall be as follows:

         . . .

         i) On the day on which this Amendment Agreement to the CONTRACTS be executed and ratified before a Notary Public, the total amount of $1,500.00 USCy. (one thousand and five hundred dollars 00/100).

         j) On December 31, 1999, provided the CONTRACTS are still in force, the total amount of $1,000.00 USCy. (one thousand dollars. 00/100).

         k) On January 31, 2000, provided the CONTRACTS are still in force, the total amount of $2,500.00 USCy. (two thousand and five hundred dollars 00/100).

         l) On February 28, 2000, provided the CONTRACTS are still in force, the total amount of $4,500.00 USCy. (four thousand and five hundred dollars 00/100). Upon delivery of this last payment, it shall be understood that the BENEFICIARY has fully exercised the right to acquire the LOT.

         m) Should the option to acquire the LOT be exercised prior to March 31, 2000, the BENEFICIARY shall pay to the TITLEHOLDERS, such amounts referred to in the above subparagraphs which have not been paid, with respect to the dates which have not been met, in order that the total consideration corresponding to the promise and to the assignment of all the rights deriving from the mining concessions at that time covering the LOT, be the total amount of $25,000.00 USCy. (twenty five thousand dollars 00/100), plus the corresponding Value Added Tax (VAT)."

FOURTH.          Given that indicated in the final part of declaration I.3 of this document, the parties agree to modify paragraphs third and fourth of Clause Sixth of the CONTRACTS in order that they be hereinafter as follows:

         "SIXTH.  Expenses, Fees and Taxes."

         . . .

         Likewise, the TITLEHOLDERS through their common representative, Mr. Felix Gomez Garcia, commit themselves to comply with all obligations imposed to them by the tax laws in force, since they have stated to the BENEFICIARY that they are recorded in the Federal Taxpayers' Registry, Mr. Felix Gomez Garcia under number GOGF-270729-AT3, under the regime of Short Taxpayer as entrepreneur and Mr. Zenon Flores Damian, under number FODZ-390623.

         Given that indicated in the above paragraphs, it is hereby understood, that except as otherwise provided by the applicable tax provisions, for each payment made to the TITLEHOLDERS through their common representative, Mr. Felix Gomez Garcia, no withholding of Income Tax shall be made, the parties obligating themselves to comply with all tax obligations imposed or to be imposed to them, by the tax law in force

         . . . "

FIFTH.            Given the assignment of rights and obligations subject matter of the contract referred to in declaration I.2 of this document, the parties agree to modify Clause Seventh of the CONTRACTS, in order that, for purposes of more precision, it be drafted as follows:

         "SEVENTH.         Guaranty for Compliance. The TITLEHOLDERS, Messrs.
         Felix Gomez Garcia and Zenon Flores Damian, through the former, obligate themselves pursuant to articles 2554 paragraph fourth, 2587 and 2596 paragraph first, of the Civil Code for the Federal District in Common Matters and for all the Republic in Federal Matters, to grant before a Notary Public, a special and irrevocable power of attorney, to guarantee the fulfillment of the obligations assumed by the TITLEHOLDERS under this document, in the following terms:

         Mr. Felix Gomez Garcia, acting on his own behalf and in the name and on behalf of Mr. Zenon Flores Damian, grants in favor of Messrs. Fernando David Estavillo Castro, Juan Pizarro-Suarez Vergara-Lope, Alejandro Staines Anzaldo, Cristina Sanchez-Urtiz and Alberto Mauricio Vazquez Sanchez, a special and irrevocable power of attorney, for them to exercise same, jointly or individually, in order that in the name and on behalf of the grantors:

         They comply with, if so required by International Capri Resources, S.A. de C.V. or its designee, the obligations assumed by Messrs. Felix Gomez Garcia and Zenon Flores Damian with respect to International Capri Resources, S.A. de C.V. under the Contracts of Mining Exploration and of Promise of Assignment of Rights (hereinafter the "Contracts") entered into by the grantors as promisors (in such contracts identified as the "TITLEHOLDERS"), consisting of the execution with International Capri Resources, S.A. de C.V. (the "BENEFICIARY") or its designee, of the Definitive Contract(s) of Assignment of Rights derived from the titles of mining concession covering, or that in the future shall cover, the LOT:

         a) "LOS COMPADRES", mining exploitation concession, title 172622, issued on March 30, 1984, located in the Municipality of Tetipac, Guerrero, with a surface of 30.0003 hectares, recorded in the Public Registry of Mining, under number 262, page 66 of volume 231 of the General Book of Concessions.

         This power of attorney is granted with the limitation that, in order to exercise the authority to assign the rights referred to hereof, the attorney(s)-in-fact exercising this power of attorney must evidence the Notary Public before whom the signatures of the Contract or Contracts of Assignment of the Rights derived from the LOT, be ratified, that given such assignment of the LOT, the total amount agreed upon for the promise and for the assignment of the LOT has been delivered to the TITLEHOLDERS through their common representative, Mr. Felix Gomez Garcia, or, evidence that such amount has been deposited in favor the TITLEHOLDERS' common representative.

         This power of attorney is further granted for, if so required by International Capri Resources, S.A. de C.V. (the "BENEFICIARY") or its designee, the attorneys-in-fact to act in order to make valid all of the rights granted to the mining concessionaires with respect to their concessions, by the Mining Law, its Regulations and other applicable provisions in the mining area, which in its case, would include the fulfillment of the obligations of Messrs. Felix Gomez Garcia and Zenon Flores Damian, among which include but are not limited to file reports and proofs of execution of the mining works referred to by the Mining Law and its Regulations; to initiate proceedings for mining opposition; to file and process administrative remedies in terms of the Mining Law, its Regulations and other applicable provisions; to initiate constitutional protection proceedings; and, other acts applicable pursuant to such provisions, except for the withdrawal, subdivision, reduction or unification of surface of the LOT, which would only proceed with the written authorization issued by the TITLEHOLDERS' common representative, Felix Gomez Garcia, and the BENEFICIARY's representative, jointly.

         Within the specialty of the power of attorney, the attorneys-in-fact shall have all the authority corresponding to a general power of attorney for lawsuits and collections, to administer property and for acts of ownership, with the broadest authority as provided for by article 2554 (two thousand five hundred and fifty four) of the Civil Code for the Federal District in Common Matters and for all the Republic in Federal Matters and the corresponding article of the Civil Code for each Estate of the Mexican United States; with the limitation that the attorneys-in-fact may exercise this power of attorney only in matters related to the rights derived from the mining concessions covering, and that in the future shall cover, the LOT subject matter of the cited Contracts.

         Given that the power of attorney conferred in this instrument is granted for the fulfillment of the obligations assumed by the grantors under a bilateral contract, it is expressly stipulated that the power of attorney is conferred as irrevocable, in terms of article 2596 (two thousand five hundred and ninety six) of the Civil Code for the Federal District in Common Matters and for all the Republic in Federal Matters and, the corresponding article of the Civil Code for each State of the Mexican Untied States.

         This power of attorney shall be in force during the time in which the obligations of the grantor under: (i) the aforementioned Contracts of Mining Exploration and of Promise of Assignment of Rights; and, (ii) the Amendment Agreement to such Contracts entered into by and between the TITLEHOLDERS and International Capri Resources, S.A. de C.V., are still existing, copy of which Contracts are attached hereto to form an integral part of this instrument."

SIXTH.            The  parties agree to modify last paragraph of Clause Tenth of the CONTRACTS, in order that it be hereinafter drafted as follows:

         "TENTH.  Communications . . .

         . . .

         The payments stipulated in the CONTRACTS may be made through the delivery of a nominative check in favor of Mr. Felix Gomez Garcia, as common representative of the TITLEHOLDERS, or through the deposit in the account number 57002490726 opened in the name of Mr. Felix Gomez Garcia, common representative of the TITLEHOLDERS, with banco Santander Mexicano, branch Ixtapan de la Sal, State of Mexico; and, in any case, the common representative of the TITLEHOLDERS must deliver to the BENEFICIARY, the corresponding invoice for each payment received by the former and, which invoice must meet all the tax requirements, as provided for by the laws in the corresponding area."

SEVENTH.          Likewise, the parties hereby agree that, all such terms and conditions agreed upon in the CONTRACTS and that have been not expressly modified under this Agreement, shall continue in full force and effect, therefore, TITLEHOLDERS and ICRM obligate themselves to fully observe them and to comply with all the obligations assumed by them and deriving from the CONTRACTS and from this Agreement.

Having this document read by the parties, they ratify same in all its terms and sign it for the record hereof, on July 7, 1999, in Mexico City, Federal District.



                     THE TITLEHOLDERS                                                  ICRM
                                                                          INTERNATIONAL CAPRI RESOURCES,
                  /s/ Felix Gomez Garcia                                           S.A. DE C.V.
                  ----------------------                               /s/ Juan Pizarro-Suarez Vergara-Lope
                    Felix Gomez Garcia                                 ------------------------------------
On his own behalf and on behalf of Mr. Zenon Flores Damian               Juan Pizarro-Suarez Vergara-Lope
         and of Mrs. Romualda Gomez Lopez de Gomez


